PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT is made and entered into this     day of April, 2013, by and among The Merger Fund VL, a Delaware statutory trust (the “Fund”), Westchester Capital Management, LLC, a Delaware limited liability company (the “Adviser”), for purposes of Sections 2.10, 4.2, 4.3, 8.1, 8.8, 8.9 and 11.1 only, First Symetra National Life Insurance Company of New York, a New York Company (the “Company”) on its own behalf and on behalf of each of the segregated asset accounts of the Company set forth in Schedule A hereto, as may be amended from time to time (the “Accounts”).

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares are registered or will be registered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission (the “SEC”), granting the Participating Insurance Companies and variable annuity and variable insurance separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act which for the purposes of this Agreement includes the rules and regulations thereunder, all as amended from time to time, as may apply to the Fund or any portfolio or class thereof, including pursuant to any exemptive, interpretive or other relief or guidance issued by the SEC or the staff of the SEC under such Act ) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (the “Mixed and Shared Funding Exemptive Order”);1

WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is the Fund’s investment adviser;

WHEREAS, the Company will issue certain variable annuity and/or variable life insurance contracts (individually, the “Policy” or, collectively, the “Policies”) which, if required by applicable law, will be registered under the 1933 Act;

WHEREAS, the Accounts are duly organized, validly existing segregated asset accounts, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to the aforesaid variable annuity and/or variable life insurance contracts that are allocated to the Accounts (the Policies and the Accounts covered by this Agreement, and each corresponding portfolio covered by this Agreement in which the Accounts invest, is specified in Schedule A attached hereto as may be modified from time to time);

WHEREAS, the Company has registered the Accounts as unit investment trusts under the 1940 Act (unless exempt therefrom);

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase the shares of the Fund (the “Shares”) on behalf of the Accounts to fund the Policies, and the Fund intends to sell such Shares to the Accounts at net asset value;

[1]	Investment Company Act Release Nos. 26352 and 26380.

NOW, THEREFORE, in consideration of their mutual promises, the Fund and the Company agree as follows:

ARTICLE 1. SALE OF FUND SHARES

1.1. Subject to the terms set forth in the Fund’s registration statement as in effect from time to time, the Fund agrees to sell to the Company those Shares which the Accounts order (based on orders placed by Policy holders on that Business Day, as defined below) and which are available for purchase by such Accounts, executing such orders on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its designee of the order for the Shares. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from Policy owners and receipt and acceptance by such designee shall constitute receipt and acceptance by the Fund; provided that the Fund receives notice of such orders by 9:00 a.m. New York time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange, Inc. (the “NYSE”) is open for trading and on which the Fund calculates its net asset value.

1.2. Subject to the terms set forth in the Fund’s registration statement (including the Fund’s right to refuse to sell Shares to any person), the Fund, so long as this Agreement is in effect, agrees to make the Shares available for purchase at the applicable net asset value per share by the Company on behalf of the Accounts on those days on which the Fund calculates its net asset value. Notwithstanding the foregoing, the Board of Trustees of the Fund (the “Board”) may refuse to permit the Fund to sell any Shares to the Company and the Accounts, or suspend or terminate the offering of the Shares if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, in the best interest of the Shareholders of the Fund. The Fund reserves the right to take all actions, including but not limited to, dissolution, reorganization, liquidation, merger or sale of all assets of the Fund or any portfolio, as applicable, upon the sole authorization of the Board, acting in good faith, and shall notify the Company promptly, in writing, of any such determination by the Board.

1.3. The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund’s shares may be sold to other insurance companies and the cash value of the Policies may be invested in other investment companies.

1.4. The Fund agrees to redeem, on the Company’s or its designated agent’s request, any full or fractional Shares held by the Accounts (based on orders placed by Policy owners on that Business Day), executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption in proper form, except that (i) the Company shall not redeem Shares attributable to Policy owners except in the circumstances permitted in Section 11.4 and (ii) the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption to the extent permitted by the 1940 Act, and any rules thereunder, and in accordance with the procedures and policies of the Fund as described in the then current prospectus of the Fund. For purposes of this Section 1.4, the Company shall be the designee of the Fund for receipt of requests for redemption from each Account and receipt by such designee of a request in proper form prior to the close of regular trading on the NYSE shall constitute receipt by the Fund; provided that the Fund receives notice of such request for redemption by 9:00 a.m. New York time on the next following Business Day.

1.5. The Company agrees that purchase and redemption orders for shares of the Fund are subject to the provisions of the then current prospectus of the Fund.

1.6. The Company or its designated agent shall pay for Fund shares by 4:00 p.m. New York time on the same “Business Day” as an order to purchase Fund shares is made in accordance with the provisions of Article 1 hereof. Payment shall be in immediately available federal funds transmitted by wire.

1.7. Issuance and transfer of the Shares will be by book entry only. Stock certificates will not be issued to the Company or the Accounts. The Shares ordered from the Fund will be recorded in an appropriate title for the Accounts or the appropriate subaccounts of the Accounts.

1.8. The Fund shall furnish notice (by wire or telephone followed by written confirmation) to the Company of any dividends or capital gain distributions payable on the Shares. The Company on behalf of the Accounts hereby elects to receive all such dividends and distributions as are payable on the Fund’s Shares in additional Shares of the Fund. The Fund shall notify the Company of the number of Shares so issued as payment of such dividends and distributions.

1.9. The Fund or its designee shall, upon request, make the net asset value per share for the Fund available to the Company on each Business Day as soon as reasonably practicable after the net asset value per share is calculated. If the Fund provides materially incorrect share net asset value information, the Fund shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend, or capital gains information shall be reported promptly upon discovery to the Company. Upon notification by the Fund of any overpayment due to a pricing error, the Company shall promptly remit to the Adviser any overpayment that has not been paid to Policy holders.

ARTICLE II. CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1. The Company represents and warrants that the Policies are or will be registered under the 1933 Act or are exempt from or not subject to registration thereunder, and that the Policies will be issued, sold, and distributed in compliance in all material respects with all applicable state and federal laws, including without limitation the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account as a segregated asset account under applicable law and has registered or, prior to any issuance or sale of the Policies, will register the Accounts as unit investment trusts in accordance with the provisions of the 1940 Act (unless exempt therefrom) to serve as segregated investment accounts for the Policies, and that it will maintain such registration for so long as any Policies are outstanding. The Company shall amend the registration statements under the 1933 Act for the Policies and the registration statements under the 1940 Act for the Accounts from time to time as required in order to effect the continuous offering of the Policies or as may otherwise be required by applicable law. The Company represents and warrants that such registration statements for the Policies conform, or when they become effective, will conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by the Fund expressly for use therein. The Company further represents and warrants to the Fund that any information furnished in writing by the Company to the Fund for use in the Fund’s registration statement will not result in the Fund’s registration statement failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company shall register and qualify the Policies for sale in accordance with the securities laws of the various states in accordance with applicable law.

2.2. The Company represents and warrants that the Company and the Accounts are in compliance with Rule 38a-1 under the 1940 Act. The Company represents and warrants that at all times it will comply with all laws, rules and regulations applicable to it, including by virtue of entering into or performing its obligations under this Agreement. The Company represents and warrants that it has implemented controls designed to prevent, and will provide any reasonable assistance requested by the Fund related to the deterrence of, market timing and/or late trading of Shares of the Fund.

2.3. The Company represents and warrants that the Policies are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and will qualify as variable contracts as defined in Section 817(d) of the Code, that the Company will maintain such treatment and qualification, and that it will notify the Fund or the Adviser immediately upon having a reasonable basis for believing that the Policies have ceased to be so treated or to so qualify or that they might not be so treated or so qualify in the future.

2.4. The Company represents and warrants that the Agreement has been duly authorized, executed, and delivered by the Company and that the Agreement is the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

2.5. The Company represents that it has and will continue to have the necessary facilities, equipment, and personnel to perform its duties and obligations under the Agreement.

2.6. The Company represents that its controls, procedures and operating systems with respect to monitoring the receipt of purchase, exchange and redemption orders, including as to the time of receipt of each such order, are effective and the handling and processing of purchase, redemption and exchange orders for Shares of the Fund are effective. The Company represents that it will transmit purchase, exchange and redemption orders for Shares of a Fund to a Fund (or its designee) for processing at a net asset value on a particular business day only if the Company received the order from a holder of a Policy in good order on that business day and before the time that the Fund calculates its net asset value on that day (generally at the close of regular trading on the NYSE at 4:00 p.m. Eastern Time).

2.7. The Fund represents and warrants that the Shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with applicable federal and state securities laws and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its Shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares.

2.8. The Fund represents and warrants that the Agreement has been duly authorized, executed, and delivered by the Fund and that the Agreement is the valid and binding obligation of the Fund enforceable against the Fund in accordance with its terms.

2.9. The Fund represents that it will sell and distribute the Shares in accordance in all material respects with all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

2.10. The Adviser represents and warrants that the Agreement has been duly authorized, executed, and delivered by the Adviser and that the Agreement is the valid and binding obligation of the Adviser enforceable against the Adviser in accordance with its terms.

2.11. The parties agree to comply with the applicable privacy and notice provisions of Regulation S-P, as they may be amended from time to time.

2.12. The Company agrees to comply with applicable U.S. Department of Treasury and/or Office of Foreign Assets Control laws, regulations, requirements, and guidance (“OFAC Requirements”) by adopting compliance policies and procedures with respect to Policy owners’ investments in the Accounts. The Company has, after undertaking reasonable inquiry, no information or knowledge that (i) any Policy holders of all separate accounts investing in the Fund, or (ii) any person or entity controlling, controlled by or under common control with such Policy holders is an individual or entity or in a country or territory that is on an OFAC list or similar list of sanctioned or prohibited persons maintained by a U.S. governmental or regulatory body. The Company agrees to comply with applicable money laundering and current transactions reporting laws, regulations, and government or regulatory guidance, including the use of a customer identification program, suspicious activity reporting, and recordkeeping requirements (collectively with the OFAC Requirements, the “AML Requirements”), and with any “anti-money laundering” guidelines as may be agreed to by the parties. The Company will ensure the ability of federal examiners to obtain information and records relating to AML requirements. Upon the reasonable request of the Fund or its agent, and in accordance with AML Requirements, the Company will provide sufficient documentation regarding the Company’s compliance with AML Requirements. The Company will promptly notify the Fund should the Company become aware of any change in the above representations and warranties to the extent that the changes relate to the relationship between the Company and the Fund.

2.13. The Fund makes no representations as to whether any aspect of its operations (including, but not limited to investment policies and fees and expenses) complies with the insurance and other applicable laws of the various states.

2.14. No less frequently than annually, the Company shall submit to the Board such reports, material or data as the Board may reasonably request so that it may carry out fully the obligations imposed upon it by the conditions contained in the Mixed and Shared Funding Exemptive Order.

2.15. Company represents and warrants that all of its directors, officers, and employees who deal with the money and/or securities of any Accounts are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than that required to be maintained by entities subject to the requirements of Rule 17g-1 of the 1940 Act. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. Company shall make all reasonable efforts to see that this bond or another bond containing these same provisions is always in effect, and the Company agrees to notify the Fund in the event such coverage no longer applies.

2.16. Each party to this Agreement will maintain all records required by law, including records detailing the services it provides. Such records will be preserved, maintained and made available to the extent required by law and in accordance with the 1940 Act and the rules thereunder. Upon request by the Fund, the Company agrees promptly to make copies or, if required, originals of all records pertaining to the performance of services under this Agreement available to the Fund, as the case may be. This provision shall survive termination of the Agreement.

ARTICLE III. PROSPECTUSES, SHAREHOLDER REPORTS, AND PROXY STATEMENTS; VOTING

3.1. The Fund (or its designee) shall provide the Company, at the Fund’s expense, with as many copies of each Fund’s current prospectus, reports to Shareholders, other communications to Shareholders, and any supplements to the foregoing as the Company may reasonably request for distribution to existing Policy owners whose Policies are funded by such Shares. The Fund shall provide the Company, at the Company’s expense, with as many copies of the Fund’s current prospectus, reports to Shareholders, other communications to Shareholders, and any supplements to the foregoing as the

Company may reasonably request for distribution to prospective purchasers of Policies or to owners of existing Policies not funded by the Shares. If requested by the Company in lieu thereof, the Fund shall provide the Company with the Fund’s current prospectus in electronic format acceptable to the Company’s financial printer and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if a prospectus for the Fund is revised) to have the prospectus for the Policies and the Fund’s prospectus printed together in one document. The expense of such printing shall be (i) apportioned between (a) the Company and (b) the Fund in proportion to the number of pages of the Policies’ and Fund’s prospectuses, taking account other relevant factors affecting the expense of printing, such as covers, columns, graphs, and charts, with respect to the prospectuses for existing Policy owners whose Policies are funded by the Shares or (ii) borne by the Company with respect to prospectuses for prospective purchasers of Policies or to owners of existing Policies not funded by the Shares.

3.2. The prospectus for the Fund shall state that the statement of additional information for the Fund is available upon request. The Fund shall print and provide a master of such statement of additional information suitable for duplication by the Company for distribution to any owner of a Policy who requests such statement.

3.3. The Fund or its designee, at the Fund’s expense, shall provide the Company copies, if and to the extent applicable to the Shares, of the Fund’s proxy materials in such quantity as the Company shall reasonably require for distribution to any owner of a Policy funded by the Shares.

3.4. Notwithstanding the provisions of Sections 3.1, 3.2, and 3.3 above, or of Article V below, the Company shall pay the expense of printing or providing documents to the extent such cost is considered a distribution expense. Distribution expenses would include by way of illustration, but are not limited to, the printing of the Shares’ prospectus or prospectuses for distribution to prospective purchasers or to owners of existing Policies not funded by such Shares.

3.5. The Company shall be responsible for maintaining procedures regarding any delivery required by applicable law, including without limitation, the 1933 Act, to Policy owners whose Policies are funded by the Fund’s Shares of (i) Fund prospectuses and statements of additional information, including any annual revised copies of the prospectus and statements of additional information and other revisions or supplements, (ii) semi-annual and annual shareholder reports and (iii) other documents and shareholder correspondence. The Fund shall be responsible for the delivery to the Company of these documents.

3.6. The Fund hereby notifies the Company that it may be appropriate to include in the prospectus pursuant to which a Policy is offered disclosure regarding the potential risks of mixed and shared funding.

3.7. With respect to any matters on which shareholders of the Fund may vote, the Company shall:

(a) solicit voting instructions from Policy owners;

(b) vote the Shares in accordance with instructions received from Policy owners; and

(c) vote the Shares held with respect to the Policies for which no instructions have been received in the same proportion as the Shares of the Fund for which instructions have been received from Policy owners;

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for variable contract owners. The Company will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Shares held for such Policy owners. The Company reserves the right to vote shares held in any segregated asset account in its own right, to the extent permitted by law and the Mixed and Shared Funding Exemptive Order. Insurance companies that have entered into participation agreements with the Fund (“Participating Insurance Companies”) shall be responsible for assuring that each of their separate accounts holding Shares calculates voting privileges in the manner required by the Mixed and Shared Funding Exemptive Order. The Fund will promptly notify the Company of any changes of interpretations or amendments to the Mixed and Shared Funding Exemptive Order.

ARTICLE IV. SALES MATERIAL AND INFORMATION

4.1. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund, the Adviser, any other investment adviser to the Fund, or any affiliate of the Adviser are named, at least seven (7) Business Days prior to its use. No such material shall be used if the Fund, the Adviser, or their respective designees reasonably objects to such use within seven (7) Business Days after receipt of such material. Any approval on sales literature or other promotional material that the Company develops or uses shall be in effect for one year so long as such disclosure regarding the Fund, Advisor or Distributor is the same as used in the approved piece. The Company shall furnish to the Fund or its designee any sales material or other promotional material with differing disclosure for approval. In addition, Insurer may prepare such materials, based on performance information supplied by third party information providers (e.g., Lipper, Morningstar).

4.2. The Company shall not give any information or make any representations or statement on behalf of the Fund, the Adviser or any affiliate of the Adviser or concerning the Fund or any other such entity in connection with the sale of the Policies other than the information or representations contained in the registration statement, prospectus or statement of additional information for the Shares, as such registration statement, prospectus and statement of additional information may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund, the Adviser or their respective designees, except with the written permission of the Fund, the Adviser or their respective designees. The Fund, the Adviser or their respective designees each agrees to respond to any request for approval on a prompt and timely basis.

4.3. The Company shall adopt and implement procedures reasonably designed to ensure that information concerning the Fund, the Adviser or any of their affiliates which is intended for use only by brokers or agents selling the Policies (i.e., information that is not intended for distribution to Policy owners or prospective Policy owners) is so used in accordance with applicable laws, including, but not limited to, rules and regulations promulgated by the Financial Industry Regulatory Authority (“FINRA”), and neither the Fund, the Adviser nor any of their affiliates shall be liable for any losses, damages or expenses relating to the improper use of such broker only materials.

4.4. The Fund or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or the Accounts are named, at least seven (7) Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use within seven (7) Business Days after receipt of such material. Any approval on sales literature or other promotional material that the Fund or its designee, develops or uses shall be in effect for one year so long as such disclosure regarding the Company is the same as used in the approved piece. The Fund shall furnish to the Company any sales material or other promotional material with differing disclosure for approval.

4.5. The Fund shall not give any information or make any representations on behalf of the Company or concerning the Company, the Accounts, or the Policies in connection with the sale of the Policies other than the information or representations contained in a registration statement, prospectus, or statement of additional information for the Policies, as such registration statement, prospectus and statement of additional information may be amended or supplemented from time to time, or in reports for the Accounts, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company. The Company or its designee agrees to respond to any request for approval on a prompt and timely basis.

4.6. Upon request, the Company and the Fund (or its designee in lieu of the Company or the Fund, as appropriate) will each provide to the other at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Policies, or to the Fund or its Shares, promptly after the filing of such document with the SEC or other regulatory authorities.

4.7. The Fund will provide the Company with reasonable advance notice of any proxy solicitation for the Fund, and of any material change in the Fund’s registration statement, particularly any change resulting in change to the registration statement or prospectus or statement of additional information for any Account. The Fund will cooperate with the Company so as to enable the Company to solicit proxies from Policy owners or to make changes to its prospectus, statement of additional information or registration statement in an orderly manner. The Fund will make reasonable efforts to attempt to have changes affecting Policy prospectuses become effective simultaneously with the annual updates for the prospectuses.

For purpose of this Article IV and Article VIII, the phrase “sales literature or other promotional material” includes but is not limited to advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), and sales literature (such as brochures, circulars, reprints or excerpts or any other advertisement, sales literature, or published articles), distributed or made generally available to customers or the public, educational or training materials or communications distributed or made generally available to some or all agents or employees.

4.8. The Company hereby consents to the use by the Fund of the names of the Accounts set forth in Schedule A to this Agreement, in connection with marketing the Fund, subject to the terms of this Article IV. The Company hereby further consents to the use of any trademark, trade name, service mark or logo use and in accordance with the reasonable requirements of the Company. Such consent will terminate following the termination of this Agreement as soon the Shares are no longer offered through the Policies and no Accounts own any of the Shares.

4.9. The Fund hereby consents to the use of any trademark, trade name, service mark or logo use and in accordance with the reasonable requirements of the Fund. Such consent will terminate following the termination of this Agreement as soon the Shares are no longer offered through the Policies and no Accounts own any of the Shares.

ARTICLE V. FEES AND EXPENSES

5.1. The Fund shall bear the expenses for the cost of registration and qualification of the Shares under all applicable federal and state laws, including preparation and filing of the Fund’s registration statement, and payment of filing fees and registration fees; preparation and filing of the Fund’s proxy materials and reports to Shareholders; setting in type and printing its prospectus and statement of additional information (to the extent provided by and as determined in accordance with Article III above); setting in type and printing the proxy materials, reports to Shareholders, and other communications to Shareholders (to the extent provided by and as determined in accordance with Article III above); the preparation of all statements and notices required of the Fund by any federal or state law with respect to its Shares; all taxes on the issuance or transfer of the Shares; and the costs of distributing the Fund’s proxy materials to owners of Policies funded by the Shares. The Fund shall not bear any expenses of marketing the Policies.

5.2. The Fund shall bear the expenses of distributing the Fund’s prospectuses, statement of additional information, shareholder reports, and any other communications to Policy owners. The Company shall bear all expenses associated with the registration, qualification, and filing of the Policies under applicable federal securities and state insurance laws; the cost of preparing, printing, and distributing the Policy prospectus and statement of additional information and the cost of preparing, printing, and distributing annual individual account statements for Policy owners as required by state insurance laws.

5.3. All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund. All expenses incident to performance by the Company under this Agreement shall be paid by the Company.

ARTICLE VI. DIVERSIFICATION AND RELATED LIMITATIONS

6.1. The Fund represents that the Fund shall meet the diversification requirements of Section 817(h)(1) of the Code and Treas. Reg. 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts, as they may be amended from time to time (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting these sections), as if those requirements applied directly to the Fund. The Fund will notify the Company immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

6.2 The Company represents that the Policies are currently, and at the time of issuance shall be, treated as life insurance or annuity contracts under applicable provisions of the Code, and that it will make every effort to maintain such treatment, and that it will notify the Fund immediately upon having a reasonable basis for believing the Policies have ceased to be so treated or that they might not be so treated in the future. The Company agrees that any prospectus offering a contract that is a “modified endowment contract” as that term is defined in Section 7702A of the Code (or any successor or similar provision), shall identify such contract as a modified endowment contract. In addition, the Company represents that each of its Accounts is a “segregated asset account” and that interests in the Accounts are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. The Company will use every effort to continue to meet such definitional requirements, and it will notify the Fund immediately upon having a reasonable basis for believing that such requirements have ceased to be met.

ARTICLE VII. POTENTIAL MATERIAL CONFLICTS

7.1. To the extent required by applicable law or the Mixed and Shared Funding Exemptive Order, the Fund agrees that it will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the variable annuity contract owners and the variable life insurance policy owners of the Company and/or affiliated companies (“contract owners”) investing in the Fund. The Board shall have the sole authority to determine if a material irreconcilable conflict exists, and such determination shall be binding on the Company only if approved in the form of a resolution by a majority of the Board, or a majority of the disinterested Trustees of the Board. The Fund will give prompt notice of any such determination to the Company.

7.2. The Company will promptly report any potential or existing conflicts of which it is aware to the Board. The Company will comply with the conditions of the Mixed and Shared Funding Exemptive Order applicable to it and also agrees that it will be responsible for assisting the Board in carrying out its responsibilities under the conditions set forth in the Mixed and Shared Funding Exemptive Order by providing the Board, as it may reasonably request, with all information necessary for the Board to consider any issues raised and agrees that it will be responsible for promptly reporting any potential or existing conflicts of which it is aware to the Board including, but not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded. The Company also agrees that, if a material irreconcilable conflict arises, it will at its own cost remedy such conflict up to and including (a) withdrawing the assets allocable to some or all of the Accounts from the Fund or any portfolio, if applicable, and reinvesting such assets in a different investment medium, including (but not limited to) another portfolio of the Fund, if applicable, or submitting to a vote of all affected contract owners whether to withdraw assets from the Fund or any portfolio and reinvesting such assets in a different investment medium and, as appropriate, segregating the assets attributable to any appropriate group of contract owners that votes in favor of such segregation, or offering to any of the affected contract owners the option of segregating the assets attributable to their contracts or policies, and (b) establishing a new registered management investment company and segregating the assets underlying the Policies, unless a majority of Policy owners materially adversely affected by the conflict have voted to decline the offer to establish a new registered management investment company.

7.3. If a material irreconcilable conflict arises because of a decision by the Company to disregard contract owners’ voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six-month period the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of Fund shares.

7.4. A majority of the disinterested Trustees of the Board shall determine whether any proposed action by the Company adequately remedies any material irreconcilable conflict. In the event that the Board determines that any proposed action does not adequately remedy any material irreconcilable conflict, the Company will withdraw from investment in the Fund each of the Accounts designated by the disinterested Trustees and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required to remedy any such material irreconcilable conflict as determined by a majority of the disinterested Trustees of the Board.

7.5. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.6, 3.7, 7.1, 7.2, 7.3, 7.4 and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII. INDEMNIFICATION

8.1. Indemnification by the Company

The Company agrees to indemnify and hold harmless the Fund, the Adviser, and each of their respective directors/Trustees, officers, employees, agents and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party,” or collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including reasonable counsel fees) to which any Indemnified Party may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Shares or the Policies and:

(A)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or statement of additional information for the Policies or contained in the Policies or sales literature or other promotional material for the Policies (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances, not misleading provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reasonable reliance upon and in conformity with written information furnished to the Company or its designee by or on behalf of that Indemnified Party for use in the registration statement, prospectus or statement of additional information for the Policies or in the Policies or sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of the Policies or Shares; or

(B)	arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, statement of additional information or sales literature or other promotional material of the Fund not based on information supplied by the Company or its designee, or persons under its control and on which the Company has reasonably relied) or wrongful conduct of the Company, its affiliates or persons under its control, with respect to the sale or distribution of the Policies or Shares; or

(C)	arise out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, statement of additional information, or sales literature or other promotional literature of the Fund, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Fund, the Adviser or one of their designees by or on behalf of the Company; or

(D)	arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; or

(E)	arise as a result of any failure by the Company to provide services and furnish materials under the terms of this Agreement; or

(F)	arise as a result of the provision by the Company to the Fund of insufficient or incorrect information regarding the purchase or redemption of shares, or the failure of the Company to provide such information or payment for shares in accordance with the deadlines stated in Article I;

as limited by and in accordance with the provisions of this Article VIII.

8.2. Indemnification by the Fund

The Fund agrees to indemnify and hold harmless the Company and its directors/Trustees, officers, employees, agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party,” or collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or expenses (including reasonable counsel fees) to which any Indemnified Party may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Shares or the Policies and:

(A)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus, statement of additional information or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances, not misleading, provided that this agreement to indemnify shall not apply if such statement or omission or such alleged statement or omission was made in reasonable reliance upon and in conformity with information furnished to the Fund, the Adviser, or their respective designees by or on behalf of the Company for use in the registration statement, prospectus or statement of additional information for the Fund or in sales literature or other promotional material for the Fund (or any amendment or supplement) or otherwise for use in connection with the sale of the Policies or Shares; or

(B)	arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, statement of additional information or sales literature or other promotional material for the Policies not supplied by the Fund, the Adviser, or any of their respective designees or persons under their respective control and on which any such entity has reasonably relied for inclusion in such materials) or wrongful conduct of the Fund or persons under its control, with respect to the sale or distribution of the Policies or Shares; or

(C)	arise out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, statement of additional information, or sales literature or other promotional literature of the Accounts or relating to the Policies, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Fund for the purpose of including it in the registration statement, prospectus, statement of additional information, or sales literature or other promotional literature of the Accounts or relating to the Policies; or

(D)	arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund; or

(E)	arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of the Agreement;

as limited by and in accordance with the provisions of this Article VIII.

8.3. Limitation of Liability

(A)	In no event shall the Fund be liable under the indemnification provisions contained in this Agreement or otherwise to any Indemnified Party, as defined in Section 8.2, with respect to any losses, claims, damages, liabilities or expenses that arise out of or result from (i) a breach of any representation, warranty, and/or covenant made by the Company hereunder or by any Participating Insurance Company under an agreement containing substantially similar representations, warranties and covenants; (ii) the failure by the Company or any Participating Insurance Company to maintain its segregated asset account (which invests in the Fund) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment Fund under the provisions of the 1940 Act (unless exempt therefrom); or (iii) the failure by the Company or any Participating Insurance Company to maintain its variable annuity and/or variable life insurance contracts (with respect to which the Fund serves as an underlying funding vehicle) as life insurance, endowment or annuity contracts under applicable provisions of the Code.

(B)	In no event shall the Company be liable under the indemnification provisions contained in this Agreement to any Indemnified Party, as defined in Section 8.1, with respect to any losses, claims, damages, liabilities or expenses that arise out of or result from (i) a breach of any representation, warranty, and/or covenant made by the Fund or the Adviser hereunder; (ii) the failure by the Fund to meet the diversification requirements of Section 817(h)(1) of the Code and Treasury Regulation 1.817-5 relating to diversification requirements for variable annuity, endowment, or life insurance contracts, as if those requirements applied directly to the Fund, unless caused, in whole or in part, by a breach by the Company of any representation, warranty and/or covenant made by the Company hereunder; or (iii) the failure by the Fund to be qualified as a Regulated Investment Company under Subchapter M of the Code.

8.4. Neither the Company nor the Fund shall be liable under the indemnification provisions contained in this Agreement with respect to any losses, claims, damages, liabilities or expenses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, willful misconduct, or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement.

8.5. Promptly after receipt by an Indemnified Party under this Section 8.5 of notice of commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this section, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Party otherwise than under this section. In case any such action is brought against any Indemnified Party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that the indemnifying party shall not consent to a settlement or any other disposition not involving a final adjudication that includes a factual stipulation referring to the Indemnified Party or its conduct, without the written consent of the Indemnified Party, which shall not be unreasonably withheld. After notice from the indemnifying party of its intention to assume the defense of an action with counsel satisfactory to such Indemnified Party, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

8.6. Each of the parties agrees promptly to notify the other parties of the commencement of any litigation or proceeding against it or any of its Indemnified Parties in connection with the Agreement, the issuance or sale of the Policies, the operation of the Accounts, or the sale or acquisition of Shares.

8.7. A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VIII. The indemnification provisions contained in this Article VIII shall survive any termination of this Agreement.

8.8. None of the parties hereunder shall be liable to the other pursuant to the indemnification provisions in this Article VIII or otherwise for any special, indirect, incidental or consequential or similar non-direct damages (including lost profits) that the other party may incur or experience in connection with this Agreement or the services to be provided hereunder regardless of whether such party has been notified of the possibility of such damages.

8.9. The parties to this Agreement understand and agree that the obligations of this Agreement are not binding upon any shareholder, officer or Trustee/director of the Fund personally, and that each has notice of the provisions of the Declaration of Trust of the Fund disclaiming liability for acts or obligations of other series, if applicable, of the Fund.

ARTICLE IX. APPLICABLE LAW

9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X. NOTICE OF FORMAL PROCEEDINGS

The Fund and the Company agree that each such party shall promptly notify the other parties to this Agreement, in writing, of the institution of any formal proceedings brought against such party or its designees by FINRA, the SEC, or any insurance department or any other regulatory body regarding such party’s duties under this Agreement or related to the sale of the Policies, the operation of the Accounts, or the purchase of the Shares.

ARTICLE XI. TERMINATION

11.1. This Agreement shall terminate:

(A)	at the option of any party upon six (6) months’ advance written notice to the other parties; or

(B)	at the option of the Company to the extent that the Shares of Fund, or any portfolios, are not reasonably available to meet the requirements of the Policies or are not “appropriate funding vehicles” for the Policies, as reasonably determined by the Company. Without limiting the generality of the foregoing, the Shares of the Fund would not be “appropriate fund vehicles” if, for example, such Shares did not meet the diversification or other requirements referred to in Article VI hereof; or if the Company would be permitted to disregard Policy owner voting instructions pursuant to Rule 6e-2 or 6e-3(T) under the 1940 Act. Prompt notice of the election to terminate for such cause and an explanation of such cause shall be furnished to the Fund and the Adviser by the Company; or

(C)	at the option of the Fund or the Adviser in the event that the Policies fail to meet the qualifications specified in Sections 2.1 and 2.2 hereof. Prompt notice of the election to terminate for such cause and an explanation of such cause shall be furnished to the Company by the Fund, the Adviser or their designee; or

(D)	at the option of the Fund upon institution of formal proceedings against the Company by FINRA, the SEC, or any insurance department or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Policies, the operation of the Accounts, or the purchase of the Shares; or

(E)	at the option of the Company upon institution of formal proceedings against the Fund by FINRA, the SEC, or any state securities or insurance department or any other regulatory body regarding the Fund’s duties under this Agreement or related to the sale of the Shares; or

(F)	at the option of the Company or the Fund upon receipt of any necessary regulatory approvals and/or the vote of the Policy owners having an interest in the Accounts (or any subaccounts) to substitute the shares of another investment company for the corresponding Fund Shares in accordance with the terms of the Policies for which those Fund Shares had been selected to serve as the underlying investment media. The Company will give thirty (30) days’ prior written notice to the Fund and the Adviser of the date of any proposed vote or other action taken to replace the Shares; or

(G)	at the option of either the Fund or the Adviser by written notice to the Company, if either one, or both, of the Fund or the Adviser, respectively, shall determine, in its or their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(H)	at the option of the Company by written notice to the Fund, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(I)	at the option of either the Adviser or the Fund if the Board has decided to (i) refuse to sell shares of the Fund to the Company and/or any of its Accounts; (ii) suspend or terminate the offering of shares of the Fund; or (iii) dissolve, reorganize, liquidate, merge or sell all assets of the Fund, subject to the provisions of Section 1.2 hereof; or

(J)	at the option of any party to this Agreement, upon another party’s material breach of any provision of this Agreement; or

(K)	upon assignment of this Agreement, unless made with the written consent of the parties hereto; or

(L)	at the option of the Company, upon termination of any investment advisory agreement between the Fund and the Adviser.

11.2. The notice shall specify the portfolios, Policies and the Accounts, as applicable, as to which the Agreement is to be terminated.

11.3. It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 11.1(A) may be exercised for cause or for no cause.

11.4. The Company shall not redeem Fund shares attributable to the Policies (as opposed to Fund shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Policy owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), (iii) upon 45 days’ prior written notice to the Fund and the Adviser, as permitted by an order of the SEC pursuant to Section 26(c) of the 1940 Act, but only if a substitution of other securities for the shares of the Fund is consistent with the terms of the Policies, or (iv) as permitted under the terms of the Policy. Upon request, the Company will promptly furnish to the Fund and the Adviser reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Policies or in accordance with the Fund’s frequent trading policy, the Company shall not prevent Policy owners from allocating payments to a Fund that was otherwise available under the Policies without first giving the Fund and the Adviser 45 days’ notice of its intention to do so.

11.5. (a) Notwithstanding any termination of this Agreement, and except as provided in Section 11.5(b) hereof, the Fund shall, at the option of the Company, continue, until six months after the date of termination, and from six-month period to six-month period thereafter if mutually agreed to by the Fund, the Adviser, and the Company, to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Policies in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Policies”) and the Company will continue to provide services as provided herein with respect to shares of the Fund held through Existing Policies of Policy owners.

Specifically, based on instructions from the owners of the Existing Policies, the Accounts shall be permitted to reallocate and redeem investments in the Fund, and shall be permitted to invest in the Fund in the event that owners of the Existing Policies make additional premium payments under the Existing Policies.

(b) The parties agree that this Section 11.5 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement. The parties further agree that, to the extent that all or a portion of the assets of the Accounts continue to be invested in the Fund, Articles I, II, III, VI, VII, VIII, and IX will remain in effect after termination.

ARTICLE XII. NOTICES

Any notice shall be sufficiently given when sent by registered or certified mail, overnight courier or facsimile to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

The Merger Fund VL

100 Summit Lake Drive, Suite 201

Valhalla, NY 10595

Attn: Bruce Rubin

If to the Adviser:

Westchester Capital Management, LLC

100 Summit Lake Drive, Suite 201

Valhalla, NY 10595

Attn: Bruce Rubin

If to the Company:

First Symetra National Life Insurance Company of New York

777 108th Ave NE, Suite 1200

Attn: Legal Counsel, SC-11

Bellevue, WA 98004

ARTICLE XIII. MISCELLANEOUS

13.1. Subject to the requirement of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Policies and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement or as otherwise required by applicable law or regulation, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as it may come into the public domain.

13.2. This Agreement may not be assigned by any party hereto except with the prior written consent of each of the other parties hereto.

13.3. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

13.4. This Agreement may be executed simultaneously in one or more counterparts, each of which taken together shall constitute one and the same instrument.

13.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

13.6. The Schedule attached hereto, as modified from time to time, is incorporated herein by reference and is part of this Agreement.

13.7. Each party hereto shall reasonably cooperate with each other party in connection with inquiries by appropriate governmental authorities (including without limitation the SEC, FINRA, and state insurance regulators) relating to this Agreement or the transactions or arrangements contemplated hereby.

13.8. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

13.9. A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Fund as officers of the Fund and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or Shareholders individually but are binding only upon the assets and property of the Fund. The Company further acknowledges that the assets and liabilities of the Fund, and any portfolios established thereunder, are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the Fund, or portfolio, if applicable, on whose behalf the Fund has executed this instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified above.

THE MERGER FUND VL, by its authorized officer and not individually,

By:
Name:
Title:

For purposes of Sections 2.10, 4.2, 4.3, 8.1, 8.8, 8.9 and 11.1 only WESTCHESTER INVESTMENT MANGEMENT, LLC, by its authorized officer,

By:
Name:
Title:

FIRST SYMETRA NATIONAL LIFE INSURANCE COMPANY OF NEW YORK, by its authorized officer,

By:
Name:	Daniel R. Guilbert
Title:	Executive Vice President

As of [                     ]

SCHEDULE A

ACCOUNTS AND POLICIES

SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Account	Policies Funded by such Account
First Symetra Separate Account S	First SymetraTrue